Exhibit 99.1

Press release of Buffets Holdings, Inc., dated November 30, 2007

BUFFETS HOLDINGS, INC.

1460 Buffet Way
Eagan, MN 55121
(651) 994-8608

www.buffet.com

BUFFETS HOLDINGS, INC. ANNOUNCES
APPOINTMENT OF STEVEN LAYT AS CHIEF OPERATING OFFICER

EAGAN, Minn.--(BUSINESS WIRE)—November 30, 2007—Buffets Holdings, Inc. (“Buffets Holdings”), together with its subsidiary Buffets, Inc. (“Buffets”), today announced the appointment of Steven R. Layt as Chief Operating Officer of both Companies. Mr. Layt is expected to begin his tenure with the companies by December 31, 2007

Mr. Layt, age 35, has served as Franchise Head Coach for Yum! Brands’ Pizza Hut Division since January 2007 with responsibility for overseeing approximately 2,300 Pizza Hut Restaurants in the Eastern United States. From January 2006 to January 2007 Mr. Layt was Pizza Hut’s Franchise Business Director for Northeast Operations and prior to that served as Yum! Brands’ Director of Restaurant Excellence worldwide from 2003 to 2006. Mr. Layt has over 19 years of restaurant industry experience.

Speaking of the appointment, Mike Andrews stated that “Steve is a proven leader and hands-on operating veteran that will bring fresh insights to our industry-leading brands. Together with our two Divisional Presidents, Mario Lee, responsible for the HomeTown Buffet and Old Country Buffet units, and Rick Kirk, directing the Ryan’s and Fire Mountain restaurants, we have a management team ready to capitalize on our strengths in a restaurant industry environment with great opportunity.”

About Buffets

Buffets, Inc., the nation’s largest steak-buffet restaurant company, currently operates 626 restaurants in 39 states, comprised of 615 steak-buffet restaurants and eleven Tahoe Joe’s Famous Steakhouse® restaurants, and franchises sixteen steak-buffet restaurants in six states. The restaurants are principally operated under the Old Country Buffet®, HomeTown Buffet®, Ryan’s® and Fire Mountain® brands. Buffets employs approximately 37,000 team members and serves approximately 200 million customers annually. The company is currently offering multiple unit area development agreements to experienced restaurant operators across Florida and several western states. For more information about the Company, please visit www.Buffet.com and www.Ryansrg.com.

CONTACT:	A. Keith Wall
Chief Financial Officer Buffets Holdings, Inc. (651) 994-8608